TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into as of November 16, 2023 (“Execution Date”), but effective as of the Effective Date (as defined in Section 2 (Condition Precedent to Parties’ Rights and Obligations)), by and between Thrasys, Inc., a California corporation with its principal place of business at 250 Executive Park Blvd., Suite 2000, San Francisco, California 94134, USA (“Supplier”) and EmpiRx Health LLC, a Delaware corporation with its principal place of business at 155 Chestnut Ridge Road, Montvale, NJ 07645, USA (“Customer”). Supplier and Customer are individually referred to as a “Party” and collectively referred to as the “Parties”.
RECITALS

WHEREAS, the Parties entered into that certain Technology and Software Services Agreement, dated March 1, 2019 (such agreement has been amended by Amendment One to Technology and Software Services Agreement, dated June 1, 2020), and Subcontractor Business Associate Agreement, dated February 21, 2019 (collectively, “Prior Agreements”).

WHEREAS, Supplier filed for Chapter 11 bankruptcy on October 20, 2023 and will cease as a going concern on December 31, 2023.

WHEREAS, in connection with Supplier’s bankruptcy, the Parties intend to undertake certain actions that are intended to provide Customer with ongoing use and access to SyntraNet (as defined below) for a specified transition period to give Customer time to enter into its own vendor agreements to support its ongoing use of SyntraNet (the “Business Continuity Plan”).

WHEREAS, in order to adjust to Supplier’s changed circumstances and execute the intentions of the Business Continuity Plan, the Parties desire to terminate the Prior Agreements and supersede Customer’s rights to SyntraNet granted under the Prior Agreements with the rights granted under this Agreement, grant Customer certain rights to the Source Code (as defined below) for SyntraNet, and have Supplier provide additional Transition Services (as defined below) in consideration for the payments by Customer to be made pursuant to this Agreement.

WHEREAS, under the Prior Agreements, Supplier created a number of new functionalities and customizations of SyntraNet at Customer’s request (such customizations, including applicable source code, the “Customizations”).

WHEREAS, in consideration of the aforementioned modifications and additions, Supplier and Customer mutually desire to release each other of all Claims (as defined below) against one another.

NOW THEREFORE, subject to the approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in consideration of the mutual promises and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed by the Parties, the Parties agree as follows:

1.DEFINITIONS.

1.1    “Affiliate” means any entity, now or hereafter existing (so long as such entity does not have its own agreement with Supplier for use of SyntraNet) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the subject entity. For purposes of this definition, “control” means direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. An entity shall be considered an “Affiliate” only so long as that entity meets the foregoing definition.

1.2    “Bankruptcy Court” has the meaning set forth in Section 2 (Bankruptcy Court Approval).

1.3    “Business Continuity Plan” has the meaning set forth in the Recitals.

1.4    “Claims” has the meaning set forth in the Recitals.

1.5    “Derivative Works” has the meaning set forth in Section 3.4 (Ownership of Modifications and Enhancements).

1.6    “Deliverables” means all text, photos, graphics, recordings, software, documentation, images, scripts, programs, routines, subroutines, procedures, software designs, database designs, other computer programming, computer code, copy, sound files, video files, data, technology, documentation, and all other work product or processes that Supplier develops or creates for Customer in providing Transition Services under this Agreement. For the avoidance of doubt, Deliverables do not include the Source Code, Documentation or SyntraNet, or any other materials licensed to Customer under this Agreement.

1.7    “Documentation” means the printed, paper, electronic or online user instructions and help files made available by Supplier for use with or related to SyntraNet, or that are required or reasonably necessary to fully use, operate, enhance, develop, test, maintain and deploy SyntraNet, as may be updated from time to time by Supplier.

1.8    “Object Code” means the machine-readable version of software code for SyntraNet that is the result of compiling the Source Code.

1.9    “Open Source Software” means all software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that approved by the Open Source Initiative (www.opensource.org).

1.10    “Outstanding Payments” has the meaning set forth in Section 5.1(c).

1.11    “Prior Agreements” has the meaning set forth in the Recitals.

1.12    “Source Code” means the human readable source code of SyntraNet in the programming language in which SyntraNet was written, together with all related flow charts and technical documentation, including a description of the procedure for generating object code.

1.13    “SyntraNet” means Supplier’s cloud-based, integrated care platform uniquely architected to create virtual care communities that support whole-person care delivery. SyntraNet integrates disparate technology systems enabling true multisector collaboration to improve care for people with complex social, behavioral and medical needs. SyntraNet also includes technology platform, applications, solutions, and capabilities, as specified in Exhibit A.

1.14    “Taxes” means all taxes, levies, imposts, duties, fines or similar governmental assessments imposed by any jurisdiction, country or any subdivision or authority thereof including, but not limited to federal, state or local sales, use, property, excise, service, transaction, privilege, occupation, gross receipts or similar taxes, in any way connected with this Agreement or any instrument, order form or agreement required hereunder, and all interest, penalties or similar liabilities with respect thereto, except such taxes imposed on or measured by a Party’s net income. Notwithstanding the foregoing, Taxes shall not include payroll taxes attributable to the compensation paid to workers or employees and each Party shall be responsible for its own federal and state payroll tax collection, remittance, reporting and filing obligations.

1.15    “Transition Fees” has the meaning set forth in Section 5.1(b) (Transition Fees).

1.16    “Transition Services” has the meaning set forth in Section 4.1 (Description).

1.17    “Transition Term” has the meaning set forth in Section 10.1 (Transition Term).

1.18    “Users” means Customer’s or its Affiliates’ employees, consultants, contractors, agents and third parties with whom Customer may transact business and (a) for whom access to SyntraNet have been purchased pursuant to this Agreement or the Prior Agreements, (b) who are authorized by Customer or its

Affiliates to access and use SyntraNet, and (c) where applicable, who have been supplied user identifications and passwords for such purpose by Customer (or by Supplier at Customer’s request).

2.CONDITION PRECEDENT TO PARTIES’ RIGHTS AND OBLIGATIONS. Both Parties’ respective rights and obligations hereunder shall only become effective on the date the Bankruptcy Court enters an order approving this Agreement (the “Approval Order” and, such date, the “Effective Date”). Both Parties shall make a good faith effort to obtain entry of the Approval Order as soon as is reasonably practicable.

3.RIGHTS AND RESTRICTIONS.

3,1    SyntraNet Rights. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Customer and its Affiliates a non-exclusive, perpetual, irrevocable (except as provided in Section 10.3 (Effects of Termination)), royalty-free to right to access, maintain, enhance and host and use SyntraNet and Documentation for Customer’s business purposes, including, for the avoidance of doubt, incorporating SyntraNet as a component of Customer’s products and services.

3.2    Source Code and Object Code. Subject to the terms and conditions of this Agreement Supplier hereby grants to Customer and its Affiliates a non-exclusive, perpetual, irrevocable (except as provided in Section 10.3 (Effects of Termination)), royalty-free license to use, reproduce, modify, make, have made, digitally perform, import and create derivative works of, the Source Code and Object Code.

3.3    Restrictions. Customer shall not, directly or indirectly, and Customer shall not permit any User or third party to: (a) rent, lease, distribute, sell, resell, assign, or otherwise transfer its rights to use SyntraNet Source Code (other than pursuant to a permitted assignment under Section 11.6); (b) remove any proprietary notices from the Source Code and Documentation; or (c) introduce any Open Source Software into the SyntraNet that would have the effect of requiring the disclosure or license of the Source Code to third parties.

3.4    Ownership of Modifications and Enhancements. Customer shall own all right, title, and interest in and to any Derivative Works (as defined herein) of SyntraNet, Source Code or Documentation, including that which is developed by or commissioned from an independent contractor by Customer. “Derivative Works” shall mean modifications of and enhancements to SyntraNet, the Source Code or the Documentation or that are otherwise based upon SyntraNet the Source Code or Documentation, subject to Supplier’s ownership of SyntraNet. Supplier acknowledges and agrees that, notwithstanding anything to the contrary in the Prior Agreements, all right and title in the Customizations belongs to Customer, and, to the extent title to Customizations did not vest in Customer in the Prior Agreements, Supplier hereby irrevocably assigns to Customer all right, full legal and beneficial title, and interest, including all underlying intellectual property rights, in and to the Customizations and all goodwill howsoever arising in respect of Customizations will accrue to Customer. Customizations are Confidential Information of Customer.

3.5    Reservation of Rights. Except as expressly granted in this Agreement, there are no other licenses granted to Customer, express, implied or by way of estoppel.

4.TRANSITION SERVICES.

4.1    Description. Supplier shall provide the services outlined in Exhibit A (“Transition Services”) to facilitate Customer’s usage of SyntraNet during the Transition Term (as defined in Section 10.1).

4.2    Acknowledgement. Customer understands that the Transition Services provided by Supplier under this Agreement are not sufficient for Customer to independently operate SyntraNet. Customer must contract with additional vendors to continue operating, using and making available SyntraNet for Customer’s use. Supplier has no liability for Customer’s ability or inability to procure services from any such vendors; provided that Supplier will provide guidance as to procuring such services and will work in good faith to facilitate introductions to such vendors.

4.3    Deliverables. To the extent that all right, title, and interest in and to any Deliverables created in providing the Transition Services or any underlying intellectual property rights do not vest in Customer automatically under this Agreement, then Supplier hereby assigns and will assign (and where possible assigns hereby by way of a present assignment of future rights) to Customer all right, full legal and beneficial title, and interest, including all underlying intellectual property rights, in and to the Deliverables and all goodwill howsoever arising in respect of the foregoing shall accrue to Customer.

5.    FEES AND PAYMENT; MUTUAL RELEASE OF CLAIMS.

5.1    Fees.

(a)    License Fee. In partial consideration of the rights granted in this Agreement with respect to SyntraNet, Customer shall pay Supplier one U.S. dollar ($1.00).

(b)    Transition Fees. In consideration of the Transition Services that Supplier will provide under this Agreement during the Transition Term, Customer shall pay Supplier in accordance with Exhibit A (“Transition Fees”). Payment for the Transition Fees shall be due within 7 days of completion of the applicable milestones in Table 3.1 of Exhibit A, regardless of whether Supplier has invoiced Customer for the Transition Fees, and with no obligation or condition that Supplier send or has sent Customer an invoice for the Transition Fees.

(c)    Outstanding Payment Obligations under Prior Agreements. For the avoidance of doubt, this Agreement does not extinguish Customer’s outstanding payment obligations to Supplier for Supplier’s performance under the Prior Agreements. Notwithstanding Section 5.2 (Mutual Release), Customer remains obligated to pay Supplier seventy-seven thousand one hundred ninety U.S. dollars ($77,190.00) for the outstanding September 2023 invoices, as well as the payments that it remains obligated to make under the Prior Agreements, collectively estimated to total approximately one hundred seventy thousand U.S. dollars ($170,000.00) for the license fees for October through December 2023 (collectively all payments in this Section 5.1(c), with such payments not to exceed, in the aggregate, $247,190.00, the “Outstanding Payments”). Such payments shall be made according to the terms of the Prior Agreements.

(d)    Taxes. Customer shall pay all Taxes associated with the Transition Fees and the Outstanding Payments.

5.2    Mutual Release.

(a)    With the exception of the Outstanding Payments, and in consideration of the covenants, agreements, and undertakings of the Parties under this Agreement, upon the Effective Date, each Party, on behalf of itself and its respective present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, managers, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of , arising out of or relating to the Prior Agreements, except for (i) any surviving obligations under the Prior Agreements, (ii) Claims relating to any act or omission that constitutes gross negligence, willful misconduct or fraud and (iii) Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement.

(b)    California Civil Code Section 1542 Notice and Waiver. Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 5, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into it and grant the release contained in this Section 5. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 5, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

6.    TRANSITION OF RELEVANT SUPPLIER EMPLOYEES. Supplier will use commercially reasonable efforts to identify its personnel who currently support SyntraNet for Customer. Customer may make offers of employment to these identified personnel, including contract employment, but Supplier makes no commitment to Customer that any personnel will accept any offers of employment; provided that Supplier will not discourage or disincentivize such employment. Subject to the other provisions of this Section 6, Customer has no remedy against Supplier if any such employee does not accept any offers of employment made by Customer. Customer may make offers of employment to any such identified personnel on terms as Customer determines in its sole discretion. Notwithstanding the foregoing, to the extent permitted by applicable law and any obligations of confidentiality that Supplier owes to any such personnel, Supplier shall provide Customer with reasonably requested information regarding salary and benefits for any such identified personnel. For avoidance of doubt, Supplier has no liability for any actions or inactions taken by any personnel, whether or not Customer elects to hire them, subject to the other provisions of this Section 6. Customer’s hiring of any personnel is at Customer’s own risk and Supplier makes no representations or warranties about the qualifications, experience or suitability of any personnel.

7.    REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

7.1    Mutual Representations and Warranties. Subject to the Bankruptcy Court’s entry of the Approval Order, each Party represents and warrants to the other Party that:

(a)    It has the full right, power, and authority to enter into this Agreement, to grant the release contained herein and to perform its obligations hereunder.

(b)    The execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

(c)    This Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d)    It (i) knows of no Claims against the other Party relating to or arising out of the Agreement that are not covered by the release contained in Section 5.2 (Mutual Release) and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.

7.2    Supplier Representations and Warranties. Supplier hereby represents and warrants that (i) the Transition Services will be performed in a competent, professional, timely and workmanlike manner in accordance with industry standards by qualified individuals who have the skills necessary to perform the Transition Services; (ii) the Transition Services and any Deliverables shall conform in all material respects to the this Agreement, including Exhibit A and any mutually agreed specifications; (iii) Supplier owns or has the right to license SyntraNet, Source Code and Documentation provided to Customer hereunder; (iv) none of the Source Code, Object Code or Transition Services as and at the time provided to Customer will contain or transmit any virus or other code, characters or sequence of characters that are intended to cause damage to or disruption of computer systems or any time bomb, drop dead device or other software routine designed or intended to disable or erase data or programming with the passage of time or under the control or at the direction of Supplier; (v) Supplier shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any intellectual property rights of any third party; and (vi) Supplier will comply in all respects with, and will perform the Transition Services and provide the Deliverables, SyntraNet, Source Code and Documentation in compliance with, at its expense, national and local laws, rules and regulations.

7.3    EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE PRIOR AGREEMENTS AND IN THIS SECTION 7 OF THIS AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS RELEASE AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 7.

7.4    Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SYNTRANET, SOURCE CODE, OBJECT CODE AND DOCUMENTATION ARE PROVIDED ON AN “AS IS” BASIS. CUSTOMER’S USE OF SYNTRANET, SOURCE CODE, OBJECT CODE AND DOCUMENTATION IS AT ITS OWN RISK. SUPPLIER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS, STATUTORY AND IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, QUALITY, SUITABILITY, OPERABILITY, CONDITION, SYSTEM INTEGRATION, NON-INTERFERENCE, WORKMANSHIP, TRUTH, ACCURACY (OF DATA OR ANY OTHER INFORMATION OR CONTENT), ABSENCE OF DEFECTS, WHETHER LATENT OR PATENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. ANY SOFTWARE PROVIDED BY SUPPLIER PURSUANT TO THIS AGREEMENT IS LICENSED AND NOT SOLD.

NO AGENT OF SUPPLIER IS AUTHORIZED TO ALTER OR EXPAND THE WARRANTIES OF SUPPLIER AS SET FORTH HEREIN. SUPPLIER DOES NOT WARRANT THAT: (A) THE USE OF SYNTRANET, SOURCE CODE, OBJECT CODE OR DOCUMENTATION WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR-FREE OR OPERATE IN COMBINATION WITH ANY OTHER HARDWARE, SOFTWARE, SYSTEM OR DATA; (B) SYNTRANET, SOURCE CODE, OBJECT CODE AND DOCUMENTATION WILL MEET CUSTOMER’S REQUIREMENTS OR EXPECTATIONS; OR (C) SYNTRANET, SOURCE CODE, OBJECT CODE AND DOCUMENTATION WILL BE ERROR-FREE OR THAT ERRORS OR DEFECTS WILL BE CORRECTED.

8.    CONFIDENTIALITY.

8.1    Confidential Information. “Confidential Information” means any and all non-public information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in any form or medium, whether oral, written, graphical or electronic, pursuant to this Agreement, that is marked confidential and proprietary, or that the Disclosing Party identifies as confidential and proprietary, or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as confidential and proprietary information, including but not limited to: (a) techniques, sketches, drawings, models, inventions (whether or not patented or patentable), know-how, processes, apparatus, formulae, equipment, algorithms, software programs, software source documents, APIs, and other creative works (whether or not copyrighted or copyrightable); (b) information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information; and (c) proprietary or confidential information of any third party who may disclose such information to Disclosing Party or Receiving Party in the course of Disclosing Party’s business. Confidential Information of Supplier shall include SyntraNet, the Documentation, the pricing, and the terms and conditions of this agreement. Confidential Information also includes all summaries and abstracts of Confidential Information.

8.2    Non-Disclosure. Each Party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other Party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party’s Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as necessary to fulfill the Receiving Party’s obligations or to exercise the Receiving Party’s rights under this Agreement. Each Party agrees to secure and protect the other Party’s Confidential Information with the same degree of care and in a manner consistent with the maintenance of such Party’s own Confidential Information (but in no event less than reasonable care), and to take appropriate action by instruction or agreement with its employees, Affiliates or other agents who are permitted access to the other Party’s Confidential Information to satisfy its obligations under this Section. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, affiliates and agents who need access to such Confidential Information in order to effect the intent of this Agreement and who are subject to confidentiality obligations at least as stringent as the obligations set forth in this Agreement.

8.3    Strict Confidentiality with Respect to Source Code. Customer agrees that the Source Code licensed herein is the property of and a trade secret of Supplier and is furnished hereunder on a strictly confidential basis. Customer agrees not to reveal the Source Code to any person or entity except as on a need-to-know basis, nor shall Customer reveal to any other person or entity directly or through its employees any information relating to the Source Code, the programming therein, or the algorithms thereof except as on a need-to-know basis. Customer shall treat the Source Code with at least the same degree of care and confidentiality as Customer treats its own trade secrets; but in any event no less than the requirements of this Section 8, as well as industry standard reasonable care for similar trade secrets.. Customer shall not disclose the Source Code to its employees or agents unless they are subject to confidentiality obligations at least as stringent as the obligations set forth in this Agreement. Customer’s breach of this Section 8.3 shall constitute a material breach.

8.4    Exceptions to Confidential Information. The obligations set forth in Section 8.2 (Non-Disclosure) shall not apply to the extent that Confidential Information includes information which: (a) was known by the Receiving Party prior to receipt from the Disclosing Party either itself or through receipt directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) was developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or (c) becomes publicly known or otherwise ceases to be secret or confidential, except as a result of a breach of this Agreement or any obligation of confidentiality by the Receiving Party. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (x) assert the confidential nature of the Confidential Information to the agency; (y) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (z) cooperate fully with the Disclosing Party in protecting against any such disclosure and in obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality. Notwithstanding anything in this Agreement to the contrary, the Parties understand that this Agreement will be filed as a public document with the Bankruptcy Court.

8.5    Injunctive Relief. The Parties agree that any unauthorized disclosure of Confidential Information or the Source Code may cause immediate and irreparable injury to the Disclosing Party and that, in the event of such breach, the Receiving Party will be entitled, in addition to any other available remedies, to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.

9.    LIMITATION OF LIABILITY.

9.1    No Consequential Damages. NEITHER CUSTOMER NOR SUPPLIER NOR ITS LICENSORS OR SUPPLIERS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOST DATA, BUSINESS INTERRUPTION, LOST PROFITS, LOST REVENUE OR LOST BUSINESS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF CUSTOMER, SUPPLIER OR ITS LICENSORS OR SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING WITHOUT LIMITATION, ANY SUCH DAMAGES ARISING OUT OF THE LICENSING, PROVISION OR USE OF THE SERVICES, TRANSITION SERVICES OR THE RESULTS THEREOF. SUPPLIER WILL NOT BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. SUPPLIER WILL NOT BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES.

9.2    Limitation of Liability. NEITHER CUSTOMER NOR SUPPLIER NOR ITS LICENSORS OR SUPPLIERS SHALL BE LIABLE FOR CUMULATIVE, AGGREGATE DAMAGES GREATER THAN AN AMOUNT EQUAL TO THE AMOUNTS PAID BY CUSTOMER TO SUPPLIER UNDER THIS AGREEMENT.

9.3    Exceptions. THE EXCLUSIONS AND LIMITATIONS IN SECTIONS 9.1 (NO CONSEQUENTIAL DAMAGES) AND 9.2 (LIMITATION OF LIABILITY) SHALL NOT APPLY TO LIMIT DAMAGES ARISING OUT OF (i) EITHER PARTY’S BREACH OF SECTION 8 (CONFIDENTIALITY); (ii) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS; OR(iii) EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.4    Essential Purpose. CUSTOMER ACKNOWLEDGES THAT THE TERMS IN THIS SECTION 9 (LIMITATION OF LIABILITY) SHALL APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SHALL APPLY EVEN IF AN EXCLUSIVE OR LIMITED REMEDY STATED HEREIN FAILS OF ITS ESSENTIAL PURPOSE AND WITHOUT REGARD TO WHETHER SUCH CLAIM IS BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE.

9.5    Indemnity. Supplier will defend and indemnify Customer and its Affiliates, and their respective directors, officers, employees, agents, attorneys, representatives, successors and assigns, from and against any and all third-party claims, demands, or notices (direct or indirect) in whatever form and regardless of the merits thereof, asserted against the party seeking indemnification with respect to actual or alleged liabilities, damages, losses, claims, demands, assessments, actions, causes of action, and costs (including attorneys’ fees and expenses), arising out of or resulting from any claim alleging that the provision or Customer’s and its Affiliates’ receipt or use of the SyntraNet, Source Code, Object Code, Documentation, Transition Services or any Deliverable, solely in the form as provided by Supplier and only in the manner as expressly authorized by this Agreement, infringes any third party’s intellectual property rights (a “Claim”). Customer will (a) provide prompt written notice of any Claim, (b) allow Supplier to have sole control of the defense and settlement of the Claim; (c) not enter into any compromise or settlement of the Claim without Supplier’s prior written approval; and (d) provide Supplier with all reasonably requested assistance in the defense and settlement of the Claim, at Supplier’s expense. Supplier’s obligations in this Section 9.5 are Customer’s sole remedy and Supplier’s sole liability for any breach of Sections 7.2(iii) or (v).

10.    TERM.

10.1    Term of Transition Services. The Transition Services will commence pursuant to this Agreement effective upon the approval of the Bankruptcy Court and will continue until all milestones described in Exhibit A are completed in accordance with Exhibit A (the “Transition Term”) unless earlier terminated in accordance with the terms of this Agreement or by agreement of the Parties. Supplier shall have no obligation, whether under this Agreement or the Prior Agreements, to provide Customer with any services, including but not limited to any Transition Services or support and maintenance services, following expiration of the Transition Term. Notwithstanding anything in a Prior Agreement to the contrary, including but not limited to any provisions that provide for any survival of any of Supplier’s obligations, the Prior Agreements will terminate and be of no force or effect as of the Effective Date of this Agreement.

10.2    Breach. Subject to Section 9 (Limitation of Liability), in the event a Party materially breaches this Agreement (including the failure to timely meet the milestones described in Exhibit A) and fails to remedy that breach within 30 days after receipt of the other Party’s written notice of the breach, such other Party may terminate this Agreement upon written notice to the breaching Party. In no event shall any termination relieve Customer of the obligation to pay any fees payable to Supplier under this Agreement prior to such termination.

10.3    Effects of Termination. Upon termination of this Agreement, (a) all fees and other amounts owed to Supplier prior to such termination shall be immediately due and payable by Customer and (b) in the case of a termination by Supplier due to Customer’s material breach of Section 3.3 or Section 8.3, Customer’s rights under Section 3 (Rights and Restrictions) shall terminate and Customer shall return to Supplier, or at Supplier’s option, Customer shall destroy Customer’s copy of the Source Code and Object Code within ten (10) days of the effective date of termination. Upon Supplier’s request, Customer shall certify in writing to Supplier that it has complied with this Section 10.3Within ten (10) days of the effective date of termination, each Receiving Party shall: (a) return to the Disclosing Party, or at the Disclosing Party’s option, the Receiving Party shall destroy, all items of Confidential Information then in the Receiving Party’s possession or control, including any copies, extracts or portions thereof, and (b) upon request shall certify in writing to Disclosing Party that it has complied with the foregoing. Notwithstanding the foregoing, the Receiving Party may retain Confidential Information: (i) as required by law, regulation, or pursuant to bona fide document retention policies; or (ii) contained in any archived computer system backup stored in the ordinary course of business.

10.4    Survival. This Section and Sections 1 (Definitions), 3.3 (Restrictions), 3.4 (Ownership of Modifications and Enhancements), 3.5 (Reservation of Rights), 5 (Fees; Mutual Release of Claims), 7 (Representations and Warranties; Disclaimer), 8 (Confidentiality), 9 (Limitation of Liability), 10.3 (Effects of Termination) and 11 (Miscellaneous) shall survive any termination or expiration of this Agreement.

11.    MISCELLANEOUS.

11.1    Notices. All notices which a Party may be required or may wish to give may be given by addressing them to the other Party at the addresses set forth below (or at such other addresses as may be designated by written notices given in the manner designated herein) by (a) personal delivery, (b) sending such notices by commercial overnight courier with written verification of actual receipt, (c) by email, effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 pm (addressee’s time) it is deemed to be received at 9:00 am on the following business day, or (d) sending them by registered or certified mail. If so mailed or otherwise delivered, such notices shall be deemed and presumed to have been given on the earlier of the date of actual receipt or three (3) days after mailing or authorized form of delivery. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

11.2    Governing Law, Dispute Resolution. This Agreement and the rights and obligations of the Parties to and under this Agreement shall be governed by and construed under the laws of the United States and the State of Delaware as applied to agreements entered into and to be performed in such State without giving effect to conflicts of laws rules or principles. Any Claims arising out of or relating to this Agreement shall be brought in the state and federal courts in Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Claims, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all Claims shall be heard and determined only in any such court, and agrees not to bring any Claims arising out of or relating to this

Agreement in any other court. Each Party acknowledges and agrees that this Section 11.2 constitutes a voluntary and bargained-for agreement between the Parties.

11.3    Waiver. No term or provision of this Agreement shall be considered waived by either Party, and no breach excused by either Party, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver is asserted. No consent by either Party to, or waiver of, a breach by either Party, whether express or implied, shall constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either Party.

11.4    No Third Party Beneficiaries. No person or entity other than Customer and Supplier (and their respective successors and permitted assignees) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.5    Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

11.6    Assignment. Customer may not assign its rights or delegate its obligations under this Agreement to any third party, whether voluntarily or by operation of law or otherwise, without the prior written consent of Supplier, such consent not to be unreasonably withheld; provided that Customer may assign this agreement to one of its Affiliates or to any successor-in-interest of Customer (including in connection with any merger or acquisition involving Customer). Any purported assignment or transfer in violation of this section shall be void. Subject to the foregoing restrictions, this Agreement will bind and benefit the Parties and their successors and permitted assigns.

11.7    Relationship of the Parties. Supplier is an independent contractor to Customer. There is no relationship of agency, partnership, joint venture, employment, or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on its behalf.

11.8    Force Majeure. Except for Customer’s payment obligations, neither Party shall be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather; unavailability of necessary utilities or raw materials; Internet service provider failures or delays, or denial of service attacks; war, civil unrest, acts of terror, insurrection, riot, acts of God or the public enemy; epidemic or pandemic; strikes or other labor problems; any law, act, order, proclamation, decree, regulation, ordinance, or instructions of government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such Party of this Agreement); or any other event beyond the reasonable control of the Party whose performance is to be excused.

11.9    Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission, electronic transmission, such as Docusign, or in Adobe™ Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

11.10    Equal Representation by Counsel. Customer represents and acknowledges that it has been represented by legal counsel of its choosing in connection with this Agreement and further agrees that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, Customer agrees that no presumption will apply against Supplier no matter that Supplier drafted such terms and provisions in the first instance.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Execution Date hereof through each Party’s authorized representative.

“Supplier”                         “Customer”

Thrasys, Inc.                         EmpiRx Health LLC

By: /s/ Martin S.A. Beck             By: /s/ Danny Sanchez

Title: CEO             Title: CEO

Name: Martin S.A. Beck                    Name: Danny Sanchez

Date: 11/16/2023                        Date: 11/16/2023

Exhibit A: Services and Fees

This Exhibit A defines the scope and fees for the Transition Services to enable the Customer to operate, maintain, and enhance SyntraNet during the Transition Term.

1.TERM OF TRANSITION SERVICES.

1.1    Supplier shall perform Transition Services for the Transition Term outlined in Section 10.1 (Term of Transition Services) of the Agreement.

2.SCOPE OF TRANSITION SERVICES.

2.1    Transition Services. Supplier shall:

(a)    Migrate SyntraNet to a customer-owned instance of Microsoft Azure, provided that Customer has secured such Customer-owned instance with an adequate period of time prior to the end of the Transition Term in order for Supplier to migrate SyntraNet from Supplier’s instance of Microsoft Azure to Customer’s instance of Microsoft Azure;

(b)    Setup a development environment that allows the Customer to develop enhancements and deploy them to the various environments (development, quality assurance, staging, and production)

(c)    Setup a production environment for SyntraNet; and

(d)    Provide relevant documentation of SyntraNet architecture and operations.

(e)    Upon the Parties’ Migration Finalization Meeting currently scheduled for November 27, 2023 (the “Migration Finalization Meeting Date”), Supplier will provide 30 days of hypercare support to initiate multiple environment migration.

2.2    Necessary Services Outside of Scope of these Transition Services. Customer understands that, in addition to the Transition Services provided in 2.1 of this Exhibit A, Customer will need to procure certain services from other third-party vendors in order to use SyntraNet on and after the Migration Finalization Meeting Date. Supplier shall supply a list of these other necessary third-party vendors to Customer and facilitate introductions, but Supplier shall not be liable for Customer’s inability to use SyntraNet if such inability is due to Customer’s failure to obtain the necessary services from these third-party vendors, despite Supplier’s provision of the aforementioned list and introductions.

3.FEES AND PAYMENTS

3.1    Subject to the terms of Section 5.1(b) of the Agreement, Customer shall pay Supplier a total of four hundred thousand U.S. dollars ($400,000.00) for the Transition Services, paid in five separate installment amounts and on dates the Parties mutually agree that the corresponding milestones described in Table 3.1 (Transition Services Payment Schedule) have been completed.

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Table 3.1: Transition Services Payment Schedule
Installment amount	Milestone Description
$80,000	Completion of Production Environment Migration, delivery of all Source Code and Documentation
$80,000	Completion of the Approval Order
$80,000	Completion of Development Environment Migration
$80,000	Completion of Staging /Testing Environment Migration
$ 80,000	Completion by Supplier of 30 days of post-Migration Finalization Meeting Date hypercare support